EXHIBIT 99.1
Spirit Airlines Reports April 2015 Traffic

MIRAMAR, Fla., (May 11, 2015) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for April 2015.

Traffic (revenue passenger miles) in April 2015 increased 28.5 percent versus April 2014 on a capacity (available seat miles) increase of 31.0 percent. Load factor for April 2015 was 84.1 percent, a decrease of 1.7 percentage points compared to April 2014. Spirit's preliminary completion factor for April 2015 was 99.3 percent.
The following table summarizes Spirit's traffic results for the month and year-to-date ended April 30, 2015 and 2014.

	April 2015	April 2014	Change
Revenue passenger miles (RPMs) (000)	1,429,726	1,112,935	28.5%
Available seat miles (ASMs) (000)	1,699,163	1,297,417	31.0%
Load factor	84.1%	85.8%	(1.7) pts
Passenger flight segments	1,442,486	1,129,224	27.7%
Average stage length (miles)	981	986	(0.5)%
Total departures	10,448	8,143	28.3%

	YTD 2015	YTD 2014	Change
Revenue passenger miles (RPMs) (000)	5,447,284	4,402,222	23.7%
Available seat miles (ASMs) (000)	6,428,625	5,082,143	26.5%
Load factor	84.7%	86.6%	(1.9) pts
Passenger flight segments	5,422,495	4,392,739	23.4%
Average stage length (miles)	988	996	(0.8)%
Total departures	39,492	31,704	24.6%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our modern and fuel-efficient all-Airbus fleet, we operate more than 360 daily flights to 57 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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